Exhibit 99.77Q3

Artisan Partners Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period September 30, 2011

Sub-Item 77Q3(a):

The following subcustodians are in addition to those reported on Form N-SAR, Item 15, because the electronic format for filing Form N-SAR  does not provide adequate space for responding to Item 15.  Listed by  country, city, subcustodian and type:

Nigeria, Lagos, Stanbic IBTC Bank Plc, Foreign Custodian Rule 17f-5 Malta, Valletta, The Hongkong and Shanghai Banking Corporation Limited,  Foreign Custodian Rule 17f-5 Swaziland, Mbabane, Standard Bank Swaziland Limited, Foreign Custodian Rule 17f-5 Kuwait, Kuwait, HSBC Bank Middle East Limited, Foreign Custodian Rule 17f-5 Switzerland, Zurich, Credit Suisse AG, Foreign Custodian Rule 17f-5 Bulgaria, Sofia, UniCredit Bulbank AD, Foreign Custodian Rule 17f-5 Croatia, Zagreb, Zagrebacka Banka d.d., Foreign Custodian Rule 17f-5 Czech Republic, Prague, UniCredit Bank Czech Republic a.s., Foreign Custodian Rule 17f-5 Portugal, Porto Salvo, BNP Paribas Securities Services, S.c.A., Foreign Custodian Rule 17f-5 Slovak Republic, Bratislava, UniCredit Bank Slovakia a.s., Foreign Custodian Rule 17f-5 China, Shanghai, China Construction Bank (CCB), Foreign Custodian Rule 17f-5 Republic of Srpska, UniCredit Bank d.d., Foreign Custodian Rule 17f-5 Iceland, Reykjavik, Landsbankinn hf., Foreign Custodian Rule 17f-5 Ireland, State Street Bank and Trust Company, United Kingdom Branch, Foreign Custodian Rule 17f-5 Cyprus, BNP Paribas Securities Services, S.C.A., Greece, Foreign Custodian Rule 17f-5